Exhibit 10.4

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of December 18, 2008, by and between WILLIAM D. YOUNG (the “Executive”) and MONOGRAM BIOSCIENCES, INC. (formerly VIROLOGIC, INC.,), a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to an Amended and Restated Employment Agreement dated September 20, 2007 (the “Prior Agreement”); and

WHEREAS, Executive and the Company desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DUTIES AND SCOPE OF EMPLOYMENT.

(a) Position. For the term of his employment under this Agreement (“Employment”), the Company agrees to employ the Executive in the position of Chairman and Chief Executive Officer. The Executive shall report to the Company’s Board of Directors (the “Board”).

(b) Obligations to the Company. During the term of his Employment, the Executive shall devote his full business efforts and time to the Company; provided, however, that this shall not preclude the Executive from serving as a non-executive member of the board of directors of up to three other companies to the extent such other companies do not compete with the Company and that such service does not materially impact the ability of the Executive to fulfill his obligations to the Company. The Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during the term of his Employment.

(c) No Conflicting Obligations. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.

2. CASH AND INCENTIVE COMPENSATION.

(a) Salary. Commencing January 5, 2009, the Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of $449,100, payable in accordance with the Company’s standard payroll schedule. (The compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation”.)

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(b) Incentive Bonuses. The Executive shall be eligible to be considered for an annual incentive bonus as part of the Company’s bonus program based on objective or subjective criteria established by the Board after consultation with Executive. Such bonus shall be contingent upon Executive’s continued employment through the end of the bonus period and Executive shall have no right to any pro rata portion of the bonus. The determinations of the Board with respect to such bonus shall be final and binding.

3. VACATION AND EXECUTIVE BENEFITS. During the term of his Employment, the Executive shall be eligible for paid vacations in accordance with the Company’s standard policy for similarly situated employees, as it may be amended from time to time. During the term of his Employment, the Executive shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. BUSINESS EXPENSES. During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. TERM OF EMPLOYMENT.

(a) Basic Rule. Executive will remain employed with the Company until the date when the Executive’s Employment terminates pursuant to Subsection (b) below. The Executive’s Employment with the Company shall be “at will,” and either the Executive or the Company may terminate the Executive’s Employment at any time, for any reason, with or without Cause. Any contrary representations, which may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

(b) Termination. The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Executive notice in writing. The Executive may terminate his Employment by giving the Company 14 days’ advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death or permanent disability.

(c) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Executive’s Employment pursuant to this Section 5, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.

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(d) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Executive’s obligations under Section 7.

6. TERMINATION BENEFITS.

(a) Severance Pay. If the Company terminates the Executive’s Employment for any reason other than for Cause, or if Employment is terminated by the death or permanent disability of the Executive, in either case whether such termination occurs prior or subsequent to a Change in Control, then the Company shall:

(i) pay the Executive the greater of (a) $499,000 (the “Fixed Amount”) or (b) his Base Compensation, over a period of twelve (12) months following the termination of his Employment (the “Continuation Period”), which amount shall be paid in accordance with the Company’s standard payroll procedures; and

(ii) if the Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his Employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the Continuation Period or (ii) the expiration of the Executive’s continuation coverage under COBRA.

(b) Covered Termination Benefits. In the event of a Covered Termination, Executive shall receive a severance payment equal to (i) one times the greater of (x) the Fixed Amount or (y) his Base Compensation, plus (ii) the amount of the target bonus established for the Executive for the last completed fiscal year immediately preceding the Covered Termination. Such amount shall be subject to all required tax withholding and shall be paid in a lump sum upon the later of (a) Executive’s compliance with subsection (c) below or (b) the effective date of the related Change in Control.

(c) General Release. Any other provision of this Agreement notwithstanding, subsections (a) and (b) above shall only apply if the Executive (i) has executed a general release (in the form attached hereto as Exhibit A) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, and such general release has become effective no later than forty-five (45) days after the date on which Executive’s Employment was terminated, and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

(d) Definitions

(i) “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(1) Unauthorized use or intentional disclosure of the confidential information or trade secrets of the Company;

(2) Any material breach of this Agreement or the Employee Proprietary Information Agreement between the Executive and the Company;

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(3) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(4) Misappropriation of the assets of the Company or other acts of dishonesty;

(5) Engagement in substance abuse which substantially impairs Executive’s ability to perform the duties and obligations of Executive’s employment or causes material harm to the reputation of the Company;

(6) Personal engagement in any act of moral turpitude that causes material harm to the reputation of the Company;

(7) Commencement of employment with another employer while Executive is an employee of the Company without the prior consent of the Board of Directors; or

(8) Material misconduct or gross negligence in the performance of duties assigned to the Executive under this Agreement.

(ii) “Change in Control.” For all purposes under this Agreement, “Change in Control” shall mean:

(1) a sale or other disposition of all or substantially all of the assets of the Company;

(2) a merger or consolidation in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction;

(3) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction;

(4) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the voting power entitled to vote in the election of Directors; or

(5) in the event that the individuals who, as of the date of this Agreement, are members of the Company’s Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company’s stockholders, of any new Director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future.).

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(iii) “Constructive Termination.” For all purposes under this Agreement, “Constructive Termination” shall mean the occurrence of any of the following events without the Executive’s express written consent:

(1) a change in Executive’s responsibilities which represents material adverse change from the Executive’s responsibilities as in effect at any time within ninety (90) days preceding the effective date of a Change in Control or at any time thereafter, or the assignment to Executive of any duties or responsibilities which are materially and adversely inconsistent with the Executive’s duties and responsibilities in effect at any time within ninety (90) days preceding the effective date of a Change in Control or at any time thereafter;

(2) a material reduction by the Company in Executive’s overall compensation package or any failure to pay Executive any compensation or benefits to which Executive is entitled within fifteen (15) days of the date due;

(3) the Company’s relocation of Executive to any place outside a fifty (50) mile radius of the Executive’s current worksite, except for reasonably required travel on the business of the Company and/or its affiliates which is not materially greater than such travel requirements prior to the effective date of the Change in Control;

(4) the failure by the Company to: (i) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Executive (it being understood that changes to any such plans necessitated by the need to conform Executive’s and the Company’s other employees’, as a whole, compensation and benefits packages to those of the surviving corporation and/or acquiror (as applicable) shall not alone constitute Constructive Termination unless such changes result in a material reduction in Executive’s overall annual compensation package as described in subsection (2) above), or (ii) provide Executive with compensation and benefits, in the aggregate, at least substantially similar (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety (90) days preceding the effective date of a Change in Control or at any time thereafter;

(5) a material breach by the Company of any provision of this Agreement, unless such breach is cured within fifteen (15) days following notice by the Executive of such breach; or

(6) any failure by the Company to obtain the assumption of this Agreement by the surviving corporation and/or acquiror (as applicable) of the Company.

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(iv) “Covered Termination” means Executive terminates his Employment within ninety (90) days following any Constructive Termination that occurs within three (3) months prior to or twenty-four (24) months following the effective date of a Change in Control.

(e) Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of termination of his employment with the Company.

(f) Termination of Benefits. Benefits under this Agreement shall terminate immediately if the Executive, at any time, violates any proprietary information or confidentiality obligation to the Company.

(g) Non-Duplication of Benefits. Executive is not eligible to receive benefits under this Agreement more than one time.

(h) Compliance with Section 409A. To the extent necessary to comply with the distribution requirements contained in Section 409A of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i), payments to Executive under this Agreement shall be delayed until the first regular payroll date that occurs more than six (6) months after “separation from service” (within the meaning described in Section 409A and its related regulations) if Executive is a “specified employee” within the meaning of Section 409A at the time of such separation from service.

7. NON-SOLICITATION AND NON-DISCLOSURE.

(a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until (i) the date Executive’s Employment terminates if the Company terminates Executive’s Employment for any reason other than Cause, or (ii) the first anniversary of the date Executive’s Employment terminates if Executive resigns for any reason or the Company terminates Executive’s Employment for Cause, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other person or entity) the employment of any employee of the Company or any of the Company’s affiliates.

(b) Non-Disclosure. As a condition of employment the Executive has entered into a Proprietary Information Agreement with the Company, which is incorporated herein by reference.

8. SUCCESSORS.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

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(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. MISCELLANEOUS PROVISIONS.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive), No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and Executive. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement and the Proprietary Information Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing the choice of law).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Executive’s Employment or the termination thereof, shall be settled in South San Francisco, California, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the patties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration

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will be in lieu of a jury trial and Executive and the Company each waive their right to a jury trial. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Executive shall share equally all fees and expenses of the arbitrator. Both parties hereby consent to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(h) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

WILLIAM D. YOUNG

/s/ William D. Young

MONOGRAM BIOSCIENCES, INC.

By:	/s/ Kathy Hibbs
Title:	Senior Vice President and General Counsel

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[Exhibit A – Form of Release]

GENERAL RELEASE OF ALL CLAIMS

In consideration of the benefits to be paid to me by Monogram Biosciences, Inc. in accordance with the Second Amended and Restated Employment Agreement entered into effective as of December 18, 2008, I hereby fully and forever release and discharge Monogram Biosciences, Inc. and its directors, officers, employees, agents, successors, predecessors, subsidiaries, shareholders, employee benefit plans and assigns (together the “Company”), from all claims and causes of action arising out of or relating in any way to my employment with the Company, including the termination of my employment.

1. I understand and agree that this RELEASE is a full and complete waiver of all claims, including (without limitation) claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the California Fair Employment and Housing Act, the Family and Medical Leave Act or any federal or state law or regulation relating to employment or employment discrimination. I further understand and agree that this RELEASE is a full and complete waiver of all claims, including (without limitation) claims under the Employee Retirement Income Security Act of 1974 (ERISA) related to severance benefits. I further understand that by this RELEASE I agree not to assist, encourage, institute or cause to be instituted the filing of any administrative charge or legal proceeding against the Company relating to employment discrimination.

2. I also hereby agree that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by me or the Company. This RELEASE does not relieve the Company of its obligations to comply with the terms of the Employment Agreement, any stock option agreement or any employee benefit plan or similar program in which I am a participant or eligible for benefits.

3. I agree to abide by Company’s Proprietary Information and Inventions Agreement that I previously executed.

4. In addition, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

5. I hereby acknowledge that I have read and understand the foregoing RELEASE and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this RELEASE and to consult with an attorney of my own choosing concerning the waivers contained in this RELEASE and that the waivers are knowing, conscious and with full appreciation that I am forever foreclosed from pursuing any of the rights that I waived.

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6. I understand that I may have up to twenty-one (21) days after receipt of this letter within which I may review and consider, discuss with an attorney of my own choosing, and decide to execute or not execute it. I also understand for a period of seven (7) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until seven (7) days after I sign it, and only then if I do not revoke it. In order to revoke this agreement, I must deliver to the Chairman of the Board of Monogram Biosciences, Inc. within seven (7) days after I have executed this RELEASE, a letter stating that I am revoking it.

7. I understand that if I choose to revoke this RELEASE within seven (7) days after I signed it, I will not receive any severance benefit and the RELEASE will have no effect.

8. Before signing my name to this RELEASE, I state that:

☐ I have read it,

☐ I understand it,

☐ I know that I am giving up important rights,

☐ I am aware of my right to consult an attorney before signing it, and

☐ I have signed it knowingly and voluntarily.

Dated:
Signature

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